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LIBERTY MEDIA CORPORATION                                                 [LOGO]
FIRST QUARTER EARNINGS RELEASE

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IMPORTANT NOTICE: Liberty Media Corporation ("Liberty") (Nasdaq: LINTA, LINTB,
LCAPA, LCAPB) will host an Investor Conference in New York City on May 11, 2006 and, therefore, will NOT host a separate conference call to discuss the information included in this press release. The information in this press release will be covered in the normal course of the presentation at the Investor Conference. Interested persons may view the web cast of the meeting by visiting the home page of the Investor Relations section of Liberty's web site HTTP://WWW.LIBERTYMEDIA.COM. The webcast will be archived on our website for the next twelve months.


        LIBERTY PROVIDES FIRST QUARTER SUPPLEMENTAL FINANCIAL INFORMATION
            LIBERTY SHAREHOLDERS APPROVE ISSUANCE OF TRACKING STOCKS

Englewood, Colorado - Liberty Media Corporation reported today that QVC experienced 6% revenue growth and 10% operating cash flow ("OCF") growth for the first quarter of 2006. Starz Entertainment Group ("SEG") reported continued subscriber growth in the first quarter as Starz' average subscription units increased 2% and Encore's average subscription units grew 7%. In January, at the Consumer Electronics Show, SEG announced the launch of Vongo, a subscription Internet download movie service.

During the first quarter, Liberty completed the previously announced acquisitions of 100% of Provide Commerce and 51% of Fun Technologies.

Liberty also announced that its shareholders, at its annual meeting held earlier today, have approved the creation of two new tracking stocks. The Liberty Interactive Group common stock (Nasdaq: LINTA, LINTB) is intended to track and reflect the economic performance of the Interactive Group, which will initially have attributed to it Liberty's subsidiaries QVC, Inc. and Provide Commerce, and its interests in Expedia, Inc. and IAC/InteractiveCorp. The Liberty Capital common stock (Nasdaq: LCAPA, LCAPB) is intended to track and reflect the Capital Group, which will have attributed to it SEG, Liberty's interest in News Corporation and Liberty's other private and public assets. The tracking stocks are being issued in a merger transaction ("the merger"), which was completed at 5:01 p.m., New York City time, today. Liberty's existing Series A and Series B common stock are being exchanged for the tracking stocks in the merger and have been delisted from the New York Stock Exchange. The tracking stocks will begin regular-way trading on the Nasdaq National Market at the opening of business on Wednesday, May 10.

For the first quarter of 2006, Liberty identified the following businesses as its principal operating segments:

o    QVC, Inc., a consolidated, 98.4% owned subsidiary; and

o Starz Entertainment Group LLC (SEG), a consolidated, wholly-owned subsidiary.

QVC

QVC's total revenue and operating cash flow increased 6% and 10%, respectively.

QVC's domestic revenue and operating cash flow increased 6% and 7%, respectively. The domestic revenue growth was driven by increased sales to existing subscribers, primarily in the areas of accessories and jewelry. The domestic operations shipped approximately 26.7 million units during the quarter, an increase of 4%. The average selling price increased 4% from $42.97 to $44.57. QVC.com sales as a percentage of domestic sales grew from 17% in the first quarter of 2005 to 20% during the same period in 2006. The domestic operating cash flow margin increased 10 basis points from the prior period due to a reduction in bad debt expense, higher credit card income associated with the company's private label credit card, and a lower commission expense as a percent of net revenue due to a settlement reached with one of its service providers. This was offset somewhat by a reduction in the gross profit margin due to a higher obsolescence provision required on the March 31, 2006 inventory balance.

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QVC's international revenue increased 6% to $467 million for the quarter due to a combination of greater sales to existing subscribers and new subscriber growth in each of our international operations offset by unfavorable foreign currency exchange rates. Excluding the effect of exchange rates, international revenue increased 16%. The operating cash flow of the international operations increased from $82 million to $98 million, or 20%, due primarily to the increased revenue. Excluding the effect of exchange rates, QVC's international operating cash flow increased 31%. The international cash flow margin increased from 19% to 21% due to improved gross margins and operating leverage. Gross margins increased due to a lower obsolescence provision required on the March 31, 2006 inventory balance.

QVC's outstanding bank debt was $800 million at March 31, 2006.


SEG

SEG's revenue increased 2% to $259 million and operating cash flow decreased 15% to $41 million.

The growth in revenue was primarily due to an $11 million increase resulting from an increase in the average number of subscription units for SEG's services, partially offset by a $6 million decrease due to a decrease in the effective rate charged for such services.

SEG's Starz movie service and its Encore movie service are the primary drivers of SEG's revenue. Starz average subscription units increased 2% in 2006 and Encore average subscription units increased 7%. The effects of these increases in subscription units were somewhat mitigated by the fixed-rate affiliation agreements that SEG has entered into in recent years.

SEG's operating expenses increased 6%. The increase was due to higher programming costs, which increased 8% from $165 million to $179 million, partially offset by a decrease in SG&A expenses. The programming increases were primarily due to $16 million of amortization of deposits previously made under certain of SEG's output arrangements. These increases were partially offset by a $3 million decrease in sales and marketing due to the elimination of certain marketing support commitments under the new affiliation agreement with Comcast partially offset by marketing expenses related to the commercial launch of Vongo. SEG expects that over the course of 2006, additional marketing expenses for Vongo and its traditional services will exceed the benefits derived from lower marketing support requirements for Comcast. Operating cash flow decreased due to these increased expenses.

NOTES

As a supplement to Liberty's consolidated statements of operations included in its 10-Q, the preceding is a presentation of financial information on a stand-alone basis for QVC and SEG.

Unless otherwise noted, the foregoing discussion compares financial information for the three months ended March 31, 2006 to the same period in 2005. Please see page 6 of this press release for the definition of operating cash flow and a discussion of management's use of this performance measure. Schedule 1 to this press release provides a reconciliation of Liberty's consolidated segment operating cash flow for its operating segments to consolidated earnings from continuing operations before income taxes and minority interests. Schedule 2 to this press release provides a reconciliation of the operating cash flow for each privately held entity presented herein to that entity's operating income for the same period, as determined under GAAP. Certain prior period amounts have been reclassified for comparability with the 2005 presentation.

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FAIR VALUE OF PUBLIC HOLDINGS AND DERIVATIVES


                                                                            March 31,    December 31,    March 31,
(AMOUNTS IN MILLIONS AND INCLUDE THE VALUE OF DERIVATIVES)                    2005          2005           2006
                                                                            ---------    ------------    ---------
News Corporation                                                            $   8,689         8,181          8,660
InterActiveCorp                                                             $   3,083         1,960          2,040
Expedia (1)                                                                 $       -         1,659          1,403
Non Strategic Public Holdings                                               $   8,315         7,513          7,189

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(1)  Represents fair value of Liberty's investment in Expedia. In accordance with GAAP, Liberty accounts for this investment using the equity method of accounting and includes this investment in its consolidated balance sheet at cost. Expedia was spun-off from InterActiveCorp on August 9, 2005.


CASH AND DEBT

The following presentation is provided to separately identify cash and liquid investments and debt information.

                                                                         March 31,    December 31,     March 31,
(AMOUNTS IN MILLIONS)                                                      2005           2005           2006
                                                                         --------     ------------     ----------
CASH AND CASH RELATED INVESTMENTS: (1)
Consolidated Cash (GAAP)                                                 $  1,332          1,946          1,680
Consolidated Short-Term Investments (2)                                         4              9              6
Consolidated Long-Term Marketable Securities (3)                              229            380            279
                                                                         --------       --------       --------
     TOTAL CONSOLIDATED CASH AND LIQUID INVESTMENTS                      $  1,565          2,335          1,965
                                                                         ========       ========       ========

DEBT:
Senior Notes and Debentures (4)                                          $  5,895          4,476          4,476
Senior Exchangeable Debentures (5)                                          4,588          4,580          4,580
Other                                                                         177            905            928
                                                                         --------       --------       --------
     TOTAL DEBT                                                          $ 10,660          9,961          9,984
Less:  Unamortized Discount Attributable To Call Option Obligations        (2,268)        (2,194)        (2,170)
       Unamortized Discount                                                   (19)           (17)           (17)
                                                                         --------       --------       --------
     CONSOLIDATED DEBT (GAAP)                                            $  8,373          7,750          7,797
                                                                         ========       ========       ========

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(1)  Cash and cash related investments of Ascent Media Group, Inc. have been excluded for all periods as these assets were spun off on July 21, 2005 as part of Discovery Holding Company.

(2) Represents short-term marketable debt securities which are included in other current assets in Liberty's consolidated balance sheet.

(3) Represents long-term marketable debt securities which are included in investments in available-for-sale securities and other cost investments in Liberty's consolidated balance sheet.

(4) Represents face amount of Senior Notes and Debentures with no reduction for the unamortized discount.

(5) Represents face amount of Senior Exchangeable Debentures with no reduction for the unamortized discount attributable to the embedded call option obligation.


Liberty's Total Consolidated Cash and Liquid Investments decreased $370 million and Total Debt remained relatively flat compared to December 31, 2005. Total Consolidated Cash and Liquid Investments decreased due to the acquisitions of Provide Commerce and FUN Technologies and payments of corporate interest expense partially offset by the cash flows from operations of Liberty's subsidiaries and proceeds from the expiration of certain equity collars.

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OUTSTANDING SHARES

At March 31, 2006, there were approximately 2.806 billion outstanding shares of L and LMC.B and 82 million shares of L and LMC.B reserved for issuance pursuant to warrants and employee stock options. At March 31, 2006, there were 10 million options that had a strike price that was lower than the closing stock price. Exercise of these options would result in aggregate proceeds of approximately $47 million. The foregoing numbers are actual and do not reflect the effects of the merger or tracking stock issuance.


2006 OUTLOOK

As previously announced, Liberty shareholders have approved the creation of two new tracking stocks, one to reflect the performance of the assets and businesses attributed to the Liberty Interactive Group and one to reflect the performance of assets and businesses attributed to the Liberty Capital Group. The following is the 2006 outlook for Liberty's businesses.

LIBERTY INTERACTIVE GROUP

Liberty expects the operations attributed to the Liberty Interactive Group, which includes QVC for all of 2006 and Provide Commerce from the date of its acquisition on February 9, 2006, to increase over the attributed 2005 operating results, which included only QVC's operations, as follows:

o    Revenue growth in the low double digits %.

o    Operating cash flow growth in low double digits %.

o    Operating income growth in low double digits %.

The foregoing estimates assume with respect to QVC, among other factors, that its product mix and foreign currency exchange rates affecting its international businesses will be consistent as compared to 2005, while revenue growth rates will experience a slight slowing due to difficult comparisons to the favorable results achieved in 2005. These estimated growth rates are not expected to be achieved ratably on a quarterly basis as the Liberty Interactive Group's attributed businesses will likely experience different quarter over quarter growth rates for each calendar quarter of 2006.

LIBERTY CAPITAL GROUP

Liberty is not providing combined guidance for the businesses attributed to the Liberty Capital Group for 2006 as such information is not considered meaningful at this time. Guidance is being provided separately for SEG which is the largest operating business attributed to the Liberty Capital Group.

SEG

o Liberty expects that revenue, OCF and operating income of SEG for 2006 will be substantially similar to those recognized in 2005.

The foregoing estimates are premised upon, among other factors, that SEG continues to experience positive trends under its affiliation agreements, SEG's distributors continue to see growth in digital subscribers consistent with that experienced in 2005, the quantity and timing of receipt of output product from the studios does not materially change from that experienced in 2005 and Starz subscription units continue to increase. These estimates further assume that SEG's 2006 programming costs increase by mid-single digit percentages over the same periods in 2005.

                                       4
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CERTAIN STATEMENTS IN THIS PRESS RELEASE MAY CONSTITUTE "FORWARD-LOOKING
STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, INCLUDING THE STATEMENTS REGARDING SEG'S MARKETING EXPENSE TREND FOR THE REMAINDER OF 2006 AND THE STATEMENTS UNDER THE HEADING "2006 OUTLOOK." SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE OPERATING BUSINESSES OF LIBERTY INCLUDED HEREIN OR INDUSTRY RESULTS, TO DIFFER MATERIALLY FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS, UNCERTAINTIES AND OTHER FACTORS INCLUDE, AMONG OTHERS: THE RISKS AND FACTORS DESCRIBED IN THE PUBLICLY FILED DOCUMENTS OF LIBERTY, INCLUDING THE MOST RECENTLY FILED FORM 10-Q AND FORM 10-K OF LIBERTY; GENERAL ECONOMIC AND BUSINESS CONDITIONS AND INDUSTRY TRENDS INCLUDING IN THE ADVERTISING AND RETAIL MARKETS; THE CONTINUED STRENGTH OF THE INDUSTRIES IN WHICH SUCH BUSINESSES OPERATE; CONTINUED CONSOLIDATION OF THE BROADBAND DISTRIBUTION AND MOVIE STUDIO INDUSTRIES; UNCERTAINTIES INHERENT IN PROPOSED BUSINESS STRATEGIES AND DEVELOPMENT PLANS; CHANGES IN DISTRIBUTION AND VIEWING OF TELEVISION PROGRAMMING, INCLUDING THE EXPANDED DEPLOYMENT OF PERSONAL VIDEO RECORDERS AND IP TELEVISION AND THEIR IMPACT ON TELEVISION ADVERTISING REVENUE AND HOME SHOPPING NETWORKS; INCREASED DIGITAL TELEVISION PENETRATION AND THE IMPACT ON CHANNEL POSITIONING OF OUR NETWORKS; RAPID TECHNOLOGICAL CHANGES; FUTURE FINANCIAL PERFORMANCE, INCLUDING AVAILABILITY, TERMS AND DEPLOYMENT OF CAPITAL; AVAILABILITY OF QUALIFIED PERSONNEL; THE DEVELOPMENT AND PROVISION OF PROGRAMMING FOR NEW TELEVISION AND TELECOMMUNICATIONS TECHNOLOGIES; CHANGES IN, OR THE FAILURE OR THE INABILITY TO COMPLY WITH, GOVERNMENT REGULATION, INCLUDING, WITHOUT LIMITATION, REGULATIONS OF THE FEDERAL COMMUNICATIONS COMMISSION, AND ADVERSE OUTCOMES FROM REGULATORY PROCEEDINGS; ADVERSE OUTCOMES IN PENDING LITIGATION; CHANGES IN THE NATURE OF KEY STRATEGIC RELATIONSHIPS WITH PARTNERS AND JOINT VENTURES; COMPETITOR RESPONSES TO SUCH OPERATING BUSINESSES' PRODUCTS AND SERVICES, AND THE OVERALL MARKET ACCEPTANCE OF SUCH PRODUCTS AND SERVICES, INCLUDING ACCEPTANCE OF THE PRICING OF SUCH PRODUCTS AND SERVICES; AND THREATENED TERRORIST ATTACKS AND ONGOING MILITARY ACTION, INCLUDING ARMED CONFLICT IN THE MIDDLE EAST AND OTHER PARTS OF THE WORLD. THESE FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THIS PRESS RELEASE. LIBERTY EXPRESSLY DISCLAIMS ANY OBLIGATION OR UNDERTAKING TO DISSEMINATE ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT CONTAINED HEREIN TO REFLECT ANY CHANGE IN LIBERTY'S EXPECTATIONS WITH REGARD THERETO OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH ANY SUCH STATEMENT IS BASED.

Contact:  John Orr (720) 875-5622

SUPPLEMENTAL INFORMATION

As a supplement to Liberty's consolidated statements of operations, the following is a presentation of quarterly financial information and operating metrics on a stand-alone basis for the two largest privately held businesses (QVC, Inc. and Starz Entertainment Group LLC) owned by or in which Liberty held an interest at March 31, 2006.

Please see below for the definition of operating cash flow (OCF) and Schedule 2 at the end of this document for reconciliations for the applicable periods in 2005 and 2006 of operating cash flow to operating income, as determined under GAAP, for each identified entity.

QUARTERLY SUMMARY

(AMOUNTS IN MILLIONS)                      1Q05         2Q05         3Q05         4Q05         1Q06
                                          ------       ------       ------       ------        ------
QVC, INC. (98.4%)
Revenue - Domestic                         1,025        1,034        1,039        1,542         1,088
Revenue - International                      439          445          436          541           467
                                          ------       ------       ------       ------        ------
Revenue - Total                            1,464        1,479        1,475        2,083         1,555
                                          ------       ------       ------       ------        ------
OCF - Domestic                               241          248          235          360           257
OCF - International                           82           76           71          109            98
                                          ------       ------       ------       ------        ------
OCF - Total                                  323          324          306          469           355
                                          ------       ------       ------       ------        ------
Operating Income                             200          193          179          349           212
Gross Margin - Domestic                     37.3%        38.0%        36.5%        35.8%         36.7%
Gross Margin - International                38.2%        36.7%        35.3%        36.3%         39.4%
Homes Reached - Domestic                    89.1         89.9         90.5         90.8          90.8
Homes Reached - International               68.2         69.8         70.3         71.9          73.1
                                          ------       ------       ------       ------        ------
STARZ ENTERTAINMENT GROUP LLC (100%)
Revenue                                      254          258          245          247           259
OCF                                           48           47           47           29            41
Operating Income (Loss)                       36           36           35           (2)           33
Subscription Units - Starz                  14.0         14.1         13.9         14.1          14.6
Subscription Units - Encore                 24.5         24.9         25.3         25.8          26.4
                                          ------       ------       ------       ------        ------

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NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for each of the privately held entities of Liberty included herein together with a reconciliation of that non-GAAP measure to the privately held entity's operating income, determined under GAAP. Liberty defines operating cash flow as revenue less cost of sales, operating expenses, and selling, general and administrative expenses (excluding stock and other equity-based compensation). Operating cash flow, as defined by Liberty, excludes depreciation and amortization, stock and other equity-based compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP.

Liberty believes operating cash flow is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because operating cash flow is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure. Operating cash flow is not meant to replace or supercede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for a reconciliation of consolidated segment operating cash flow to consolidated earnings from continuing operations before income taxes and minority interest (Schedule 1) and a reconciliation, for QVC and Starz Entertainment, of each identified entity's operating cash flow to its operating income calculated in accordance with GAAP (Schedule 2).

LIBERTY MEDIA CORPORATION

SCHEDULE 1

The following table provides a reconciliation of consolidated segment operating cash flow to earnings from continuing operations before income taxes and minority interest for the three months ended March 31, 2005 and 2006.

(AMOUNTS IN MILLIONS)                                                                    1Q05        1Q06
                                                                                        -----       -----
QVC                                                                                     $ 323         355
SEG                                                                                        48          41
Corporate & Other                                                                          (9)         12
                                                                                        -----       -----
     CONSOLIDATED SEGMENT OPERATING CASH FLOW                                           $ 362         408
                                                                                        =====       =====


Consolidated segment operating cash flow                                                $ 362       $ 408
Stock compensation                                                                          2         (31)
Depreciation and amortization                                                            (161)       (162)
Interest expense                                                                         (149)       (148)
Realized and unrealized gains (losses) on financial instruments, net                      768        (193)
Gains (losses) on dispositions, net                                                      (380)         22
Other, net                                                                                 41          69
                                                                                        -----       -----
       EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND MINORITY
         INTEREST                                                                       $ 483       $ (35)
                                                                                        =====       =====



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LIBERTY MEDIA CORPORATION

SCHEDULE 2

The following table provides reconciliation, for QVC and Starz Entertainment, of operating cash flow to operating income calculated in accordance with GAAP for the three months ended March 31, 2005, June 30, 2005, September 30, 2005, December 31, 2005 and March 31, 2006, respectively.

(AMOUNTS IN MILLIONS)                     1Q05       2Q05        3Q05       4Q05        1Q06
                                          ----       ----       ----       ----       ----
QVC, INC. (98.4%)
Operating Cash Flow                        323        324        306        469        355
Depreciation and Amortization             (115)      (114)      (117)      (103)      (118)
Stock Compensation Expense                  (8)       (17)       (10)       (17)       (25)
                                          ----       ----       ----       ----       ----
     OPERATING INCOME                      200        193        179        349        212
                                          ====       ====       ====       ====       ====

STARZ ENTERTAINMENT GROUP LLC (100%)
Operating Cash Flow                         48         47         47         29         41
Depreciation and Amortization              (12)       (11)       (12)       (14)        (8)
Stock Compensation Expense                  --         --         --        (17)        --
                                          ----       ----       ----       ----       ----
     OPERATING INCOME (LOSS)                36         36         35         (2)        33
                                          ====       ====       ====       ====       ====


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